Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

**MXE - Q2 2010 MXenergy Earnings Conference Call

Event Date/Time: Feb 19, 2010 / 03:00PM  GMT

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CORPORATE PARTICIPANTS

Robi Artman-Hodge

MXenergy Holdings Inc. - EVP

Jeff Mayer

MXenergy Holdings Inc. - President, CEO

Chaitu Parikh

MXenergy Holdings Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Ted Burdick

Soros  — Analyst

Conor Ryan

Deutsche Bank - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Second Quarter 2010 MXenergy Earnings Conference Call. My name is Erica, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference.

(Operator Instructions)

I would now like to turn the presentation over to your host for today’s call, Ms. Robi Artman-Hodge, Executive Vice President. Please proceed.

Robi Artman-Hodge  — MXenergy Holdings Inc. - EVP

Thank you, Erica, and good morning, everyone. I’m Robi Artman-Hodge, Executive Vice President of MXenergy Holdings Inc. Today we will be reviewing our financial results for the quarter ended December 31, 2009, which is the second quarter of our fiscal year. During the call, MXenergy Holdings Inc. may also be referred to as MXenergy, the Company, we or us.

Before we begin though, I would like to remind you that certain statements made during the conference call which are not based on historical facts may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.

Such factors include those risks described in our Annual Report on Form 10-K for the year ended June 30, 2009, and in our current report on Form 10-Q for the quarter ended December 31, 2009. All information is current as of the date of this call, and the Company undertakes no duty to update this information.

We will take questions at the end of the call. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available to the public by the Company. We will not be able to address events occurring after December 31, 2009 which have not previously been disclosed.

I’m joined today by Jeffrey A. Mayer, President and Chief Executive Officer of MXenergy, and by Chaitu Parikh our Chief Financial Officer. And now, I’ll turn the call over to Jeff Mayer for an overview of our operating results.

Jeff Mayer  — MXenergy Holdings Inc. - President, CEO

Thank you, Robi. Good morning, everyone. Thank you for joining us. Today we are reviewing our results ended December 31, 2009 which is the second quarter of our fiscal year. The current quarter was our first full reporting period after the consummation of the debt and equity restructuring in September 2009.

We believe that the restructuring has improved our financial and liquidity position, while eliminating our operating constraints previously imposed on us under the revolving credit facility and hedge facility. Under our new Commodity Supply Facility with RBS Sempra, we now have a single partner for providing commodity, supply, economic hedging instruments and necessary credit support for our Natural Gas and Electricity businesses.

During the quarter we developed a growth and marketing plan that will take us through the remainder of fiscal year 2010. This plan includes strategic initiatives within our current markets using our traditional marketing channels and new approaches to build brand awareness. In addition, we are identifying potential new natural gas and electricity markets to enter. In December 2009, in fact, we began marketing activities in a new electricity market, PPL Electric Utilities located in the state of Pennsylvania.

Before we review our operating results, let me remind you that the quarter ended December 31, 2009 is an important operating period in relation to our full fiscal year. The period from November through March represents the peak heating season for our natural gas customers.

Because the Natural Gas business segment comprises about 80% of our overall business operations, aggregate operating results for the quarter ended December 31, 2009 and the upcoming quarter ending March 31, 2010 will represent a significant portion of operating results for our full fiscal year.

As a reminder, we utilize a measure referred to as adjusted EBITDA to evaluate our operating performance and liquidity position. Adjusted EBITDA excludes interest, taxes, depreciation, amortization, stock compensation expense and unrealized gains and losses from risk management activities.

Adjusted EBITDA for the quarter ended December 31, 2009 was approximately $21 million, as compared with $16 million for the same quarter in the prior year. This 32% increase in adjusted EBITDA stemmed primarily from higher natural gas gross profit and lower operating expenses. These positive results were partially offset by lower electricity gross profits.

Higher natural gross profit primarily resulted from the positive impacts of certain timing differences due to our evaluation of natural gas inventory and the impact of settled hedges on the cost of goods sold.

Excluding these positive timing differences, which Chaitu will address in a few moments, natural gas gross profit decreased during the quarter ended December 31, 2009 as compared with the same period last year primarily because of lower, average RCEs served. Lower electricity gross profit also resulted primarily from lower average RCEs served. When I say RCE, as many of you know, I’m referring to residential customer equivalents at 10 megawatt hours a year or 100 MMBtus per year of consumption.

As a result of higher than normal attrition, constrained marketing activities and reduced hedging capabilities during much of fiscal year of 2009 and the first quarter of fiscal year 2010, which we have discussed on previous calls, the average number of natural gas RCEs served declined to 458,000 for the second quarter of fiscal year 2010 from 585,000 average RCEs for the same quarter of last year.

Likewise, average electricity RCEs served were 78,000 for the current quarter as compared with 88,000 average RCEs for the same quarter of last year. The decline in RCEs was exacerbated by the loss of several large C&I accounts that failed to renew with us due to hedge restrictions imposed on us under the hedge facility. Average in-contract attrition was 29% for the 12 months ended December 31, 2009 which declined from a peak of 34% experienced for the 12 months ended June 30, 2009.

We have experienced a steady decline in our attrition rates for the past two quarters which can be attributed to a number of factors; stability in commodity prices, after a steep decline in prices experienced during fiscal year 2009 from a peak in July 2008; the lack of any acquisition related attrition during the six months ended December 31, 2009.

You’ll recall that during the prior year we experienced incremental attrition from the Catalyst acquisition. We took an aggressive credit position on both residential and commercial customers over the past year, which resulted in high credit-related attrition in the prior year.

And finally, the return of our ability to offer fixed-rate products under the commodity supply facility with RBS Sempra, which customers request during periods of comparative lower energy costs, but which we were not able to provide in that earlier period under the prior facility.

As we discussed earlier, we are focused on growing our customer base. That being said, we are ever mindful of a necessity of maintaining profitability in these challenging economic times. Therefore, we continue our aggressive approach toward disconnecting service to customers that are delinquent on their account balances.

We are maintaining our required credit standards for customers in those markets where we assume customer credit risk. We continue to maintain discipline around marketing channels and acquisition costs, and we continue our disciplined approach to pricing, which ensures that we are earning margins from commercial as well as residential customers that are sufficient to cover all the costs of supply including financing costs.

We also continue to review acquisition opportunities as part of our overall growth strategy. While doing this we are being mindful of our current financing capabilities, risk tolerance, operational capabilities, geographic footprint and customer size and profile.

From an operational perspective we continue to integrate and improve our information system platform. As of December 31, 2009, over 90% of our customers are on the same customer billing and information platform, and we continue to successfully automate processes that previously were manual.

I will now turn the call over to Chaitu Parikh, our Chief Financial Officer for a more detailed discussion of our financial results and liquidity position. Chaitu?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

Thank you, Jeff. We earned adjusted EBITDA of approximately $21 million for the second quarter of fiscal year 2010, which was 32% higher than the same period in the prior fiscal year. Adjusted EBITDA of approximately $17 million for the first six months of the fiscal year 2010 was 216% higher than the same period in the prior fiscal year. For both periods higher natural gas gross profit and lower operating expenses were partially offset by lower electricity gross profit.

During the course of our fiscal year, natural gas gross profit is impacted by various factors including the volume of gas consumed by our customers, the prices we charge our customers, volatility and the price we pay for natural gas, and the results of our policy that economically hedge against our financial exposure caused by changing commodity prices.

The impacts of volatile natural gas market prices vary greatly depending on the period of time in which they occur during our fiscal year. Although operating results for a full 12-month period should not be materially impacted by such trends due to our commodity hedging and contract pricing strategies, commodity price movement can have material short-term impacts on quarterly operating results.

Certain impacts recognized during one or more reporting quarters when we are accumulating natural gas supply will reverse during a subsequent reporting quarter when natural gas inventory is delivered to customers.

Such impacts include realized gains or losses from risk management activities recognized in cost of goods sold that are directly related to natural gas inventories not yet sold to customers, and changes in the market prices of natural gas that result in adjustments to cost of goods sold due to the revaluation of natural gas inventory not yet sold to customers.

These timing impacts resulted in a combined $13 million improvement in natural gas gross profit during the second quarter of fiscal year 2010, and a combined $21 million improvement for the first half of fiscal year 2010 when compared with the same periods in fiscal year 2009.

Excluding the impact of these timing differences, natural gas gross profit decreased $10.4 million or 26% in the second quarter, and decreased $11.1 million or 23% in the first half of fiscal year 2010. Lower natural gas gross profit after adjusting for timing differences [was] primarily due to lower volume of natural gas delivered, as we are servicing fewer average RCEs during fiscal year 2010.

Electricity gross profit decreased $1.5 million or 23% to $5 million for the second quarter of fiscal year 2010 as compared with the same period in the prior fiscal year. This is due primarily to lower volume as we were serving fewer average RCEs, while gross profit per megawatt hour was consistent with the prior year period. For the first half of fiscal year 2010 electricity gross profit was relatively unchanged as the lower volume was offset by higher gross profit per megawatt hours sold.

Total operating expenses included in adjusted EBITDA decreased approximately $4.3 million or 23% for the second quarter of fiscal year 2010, and decreased $2.5 million or 7% for the first half of fiscal year 2010 as compared to the same periods in the prior fiscal year.

General and administration expenses include approximately $2.2 million of compensation costs and professional fees that were incurred as a direct result of the restructuring. Excluding these restructuring related costs, general administrative expenses decreased approximately $3.2 million or 11% during the first half of fiscal year 2009, almost all of which occurred during the second quarter.

This is due to lower salaries and benefits expenses which resulted from lower staff counts, lower professional fees which reflect the elimination of fees associated with certain management consulting arrangements that were terminated as a result of the restructuring, and lower costs of SOX compliance and external auditor fees. We also realized lower — other general expenses primarily due to decreased customer care and billing costs that resulted from a lower number of customers served.

Reserves and discounts include the provision for doubtful accounts related to accounts receivable in those markets where we bear direct credit risk from our customers, and to a lesser extent contractual discounts related to markets where the local utilities effectively guarantee customer accounts receivable.

The provision for doubtful accounts decreased $0.9 million or 38% for the second quarter and decreased $0.6 million or 17% for the first half of fiscal year 2010 as compared with the same periods in the prior fiscal year. This is due primarily to lower sales of natural gas and electricity generally as a result of lower average commodity prices and lower volume due to fewer customer served across our markets.

Advertising and marketing costs were $0.3 million or 57% lower for the second quarter and $0.4 million or 38% lower for the six months ended fiscal year 2010. As previously addressed by Jeff, although we curtailed our sales and marketing activity during the fiscal year 2009 and the first half of the 2010 fiscal year, we do anticipate launching several new marketing initiatives over the next two quarters.

Excluding the impact of natural gas gross profit timing differences and the nonrecurring restructuring related expenses I just described, adjusted EBITDA would have decreased approximately 28% to $19 million in the second quarter of fiscal year 2010, and would have decreased 27% to $18 million for the first half of fiscal year 2010 as compared with the same period in the prior fiscal year. The result of lower natural gas and electricity gross profit were partially offset by lower operating expenses.

Depreciation and amortization expenses decreased by $4.4 million or 45% for the second quarter, and decreased $7.5 million or 41% for the first half of fiscal year 2010. The lowered depreciation and amortization costs were due to assets that we acquired from Shell Energy Services Company in August 2006, principally customer contracts and acquired software, being fully depreciated or amortized as of August 2009.

Net interest expense decreased $7.4 million or 47% for the second quarter, and decreased $1.2 million or 5% for the first half of fiscal year 2010 as compared with the same periods in the prior fiscal year. This is primarily due to the following factors; the impact of changes and the fair market value of interest rate swaps resulted in a $5 million and $4 million of lower interest expense for the quarter and six months ended December 31, 2009 respectively.

Total interest expense related to long-term debt, which includes our fixed-rate notes due 2014 and floating-rate notes due 2011, decreased approximately $2 million and $3 million for the quarter and six months ended December 31, 2009 respectively. This is due to a 55% reduction in the aggregate principal balance of long-term debt outstanding as a result of the restructuring.

These decreases in net interest expense were partially offset during the first half of fiscal year 2010 by the following factors that increased interest expense; amendments to the revolving credit facility and the hedge facility during the fiscal year ‘09 and the first quarter of fiscal year 2010, which resulted in significant incremental fees recorded in interest expense prior to termination of those agreements in September of 2009.

And, the amortization of significant deferred financing costs related to the revolving credit facility and hedge facility that were terminated in September 2009, and accelerated amortization of deferred financing costs related to the floating-rate notes due 2011 that were exchanged as part of the restructuring. During the six months of fiscal year 2010, our cash and cash equivalents decreased $18.8 million to a balance of $4.4 million at the end of the period.

Cash was used in or provided by the following material operating investing and financing activities during the period; $38.6 million of cash was provided by operating activities, $75 million of restricted cash — released to cash and cash equivalent as a result of the restructuring was partially offset by net cash used for various restructuring transactions that were deemed to be operating activities, and net cash used for normal working capital requirements.

The specific uses related to the restructuring include the following items; in connection with the commodity supply facility, certain banking relationships that previously belonged to the Company are now under RBS Sempra’s name and control. Cash is released by RBS Sempra to the Company as required to meet the Company’s ongoing operating cash requirements. As a result, $9.2 million that would have been included in cash and cash equivalents prior to the restructuring has been recorded as accounts receivable from RBS Sempra as of December 31, 2009.

In accordance with netting provisions under the Commodity Supply Facility, this amount is recorded as a reduction of accounts payable to RBS Sempra on our consolidated balance sheet. $9 million was transferred to a cash flow account which is maintained as security for 12 months of interest payments to holders of the new notes.

$7.5 million was transferred to a separate account which is maintained as collateral for certain of our derivative liability obligations that were in effect at the time of the restructuring; $50.7 million of cash was used for financing activities as a direct result of repayment of debt and other restructuring related transactions, and $6.7 million of cash was used for the acquisition of customers and other investing activities during the period.

Under the commodity supply facility with RBS Sempra, we now have the ability to borrow up to $45 million provided that we are in compliance with specific collateral requirements. As of December 31, 2009, we are in compliance with the terms of the Commodity Supply Facility. Additionally, we believe we have sufficient availability under the Commodity Supply Facility to meet our liquidity needs for our operations and planned growth for the remainder of fiscal year 2010.

I will now turn the call back to Jeff Mayer.

Jeff Mayer  — MXenergy Holdings Inc. - President, CEO

Thank you, Chaitu, and thank you to our listeners again for joining us today. We appreciate you interest in the Company, and will now open the call for questions. Erica?

QUESTION AND ANSWER

Operator

(Operator Instructions)

And we have a question which comes from the line of Ted Burdick with (inaudible). Please Proceed.

Ted Burdick  — Soros - Analyst

Hi, good morning. Just two questions; I guess the first question with regard to the timing difference on the natural and the gross margin. All things being equal, would you expect that to come out in the fiscal third quarter?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

Yes, we would expect that those timing differences will all reverse by the end of March.

Ted Burdick  — Soros - Analyst

And if I could understand though a little better, is simply the natural gas inventory that had been purchased ahead of sales in the third quarter and it moved up and so you had to mark it up or down I guess?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

During this current fiscal year, that’s correct. We had a positive impact on earnings. In the prior fiscal year, we had a negative impact on our gross profits. So when you look at the comparable period, the change was a $13 million change over the quarter.

Ted Burdick  — Soros - Analyst

Year-over-year. Okay. That’s helpful. And then to move on to the customer count, can you sort of give any color on why the decline in this quarter, which was the first clean quarter after the restructuring? I think we would have expected to see at least a stabilization or perhaps a growth in the customer count. What sort of challenges did you face, and when would you expect to see the customer count turn around?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

Well, I think with respect to the marketing, we were — this was the first quarter subsequent to the restructuring. We did start our marketing activities during the quarter. We were still, I think, constrained in that it took some time for us to turn the marketing engine around and get started. So, I think we did see the customer base and the attrition rate start to stabilize from where we have experienced attrition over the last few quarters.

With respect to the decline in RCEs, one of the things — and I think we alluded to this in the call. One of the things we have experienced is a decline in large commercial and industrial customers, which represent a small number of customers but a large number of RCEs. And so, we have experienced some decline in those customers principally as a result of our inability to really provide appropriate fixed-price products to them during the first three months of this fiscal year.

Ted Burdick  — Soros  — Analyst

Would you expect — are you getting more traction with those guys now or is that something that you’ve targeted?

Jeff Mayer  — MXenergy Holdings Inc. - President, CEO

Well of course we can’t comment on future results, but it’s fair to say as I think we alluded to that the restructuring has provided a new and very supportive financing and credit facility. The other comment I would make, Ted — I think Chaitu alluded to this, but as you know when new customers are added there’s a delay in when they start to flow. So as you may have heard, we did enter a new market at the end of the year. One doesn’t see those customers for a period of time and customers that we would have added beginning in October through December—[note added by company to clarify] might have had a similar delay in flow and in being reflected in our RCE account.

Ted Burdick  — Soros - Analyst

Okay, that’s helpful. And last question is, can you make any comments on customer acquisition costs and trends? How have they averaged year-over-year and are they getting more expensive, or is it a little cheaper?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

We haven’t seen a significant change from our historical customer acquisition costs. So, we continue to see our costs come in line with where we would have expected them to be.

Ted Burdick  — Soros - Analyst

Okay, thanks a lot.

Jeff Mayer  — MXenergy Holdings Inc. - President, CEO

Thanks, Ted.

Operator

(Operator Instructions)

Our next question comes from the line of Conor Ryan with Deutsche Bank. Please proceed.

Conor Ryan  — Deutsche Bank - Analyst

Hey, guys. How are you? Just kind of some follow ups to Ted’s questions actually. How much — just given the amount of cash on the balance and I understand there’s some accounting issues related to this, but how much can you really spend on customer acquisition costs right now?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

Conor, I would say that we have sufficient availability under the facilities because the cash that you see on the balance sheet is really the cash that’s sitting in our operating account and not the available cash that we have under the Commodity Supply Facility we have with RBS Sempra. So, we have sufficient liquidity to meet all of our customer acquisition needs.

Conor Ryan  — Deutsche Bank - Analyst

Yes, no, no, I understand that. I just mean that there’s actual physical cash cost going out and acquiring/generating customers. I was just wondering how aggressive you can really be on the customer front, given the fact that customer acquisition costs haven’t really come down that much?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

I would answer that by saying that we believe we have enough cash to meet our planned expenditures. I don’t see any constraints imposed on us. I don’t see any constraints that we have under the existing facility that would cause us any concern.

Conor Ryan  — Deutsche Bank - Analyst

Okay. And then what do you see on the pricing side? I mean where our prices vis-a-vis where they were last year and/or three years ago?

Jeff Mayer  — MXenergy Holdings Inc. - President, CEO

As we said, the prices have stabilized quite a bit, which we believe has had a material impact on attrition. Prices are certainly significantly down from where they were in ‘08. The tenor of our contracts has come down as you’ll note in the 10-Q. The weighted average of the tenor of our contracts under our new supply agreement has to be no more than 14 months, and we have responded to the contango market by shortening the tenor of our offers as you can see online or — and as we’ve mentioned in prior calls.

All of this has resulted in a general lowering of the prices that we offer to customers, and as you know, those prices are close to the lows that have been available over the past decade. So, customers clearly are aware of that.

Conor Ryan  — Deutsche Bank - Analyst

What about like on a margin bases? I mean, irrespective of kind of where gas is. I mean, do you think that the prices that you charge customers will result in increased margins or decreased margins or the same?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

Again, we’re not going to talk about where we expect margins to be in the future, but for this period the margins on the gas side have been, relatively speaking, fairly consistent with what we’ve seen in the prior year. And on the power side, they’re actually slightly ahead of where we were in the prior year.

Jeff Mayer  — MXenergy Holdings Inc. - President, CEO

As a general matter, Conor, I don’t think we see any reason — we haven’t seen any reason in the past, we might in the future, but we haven’t reason in the past to adjust those margins because of the lower price environment.

Conor Ryan  — Deutsche Bank - Analyst

Yes — no, I was just trying to get a sense of given what’s happened in the credit market, et cetera, competitively have you seen the ability to increase margin/prices that would lead to higher margins?

Jeff Mayer  — MXenergy Holdings Inc. - President, CEO

No, I don’t think we’ve seen it or have probed for it or tried to take advantage of changes in the markets. We’ve been pretty consistent all along.

Conor Ryan  — Deutsche Bank - Analyst

Okay. And then, what are you seeing on the competitive front? Has the competition been less intense than it was a couple years ago? Is it coming back? I’m just curious as to kind of high level what your thoughts are in the competitive landscape.

Jeff Mayer  — MXenergy Holdings Inc. - President, CEO

Well, I think you are aware of our larger competitors, you can certainly find on line who our competitors are. I can’t say there are any new large players besides a handful of us that have been there in the past. Some states actually release the numbers of customers served by various suppliers. Others do not, but in general we know there are a handful of large players.

Those haven’t really changed. In a couple markets we’ve noticed some small competitors coming in, and they definitely are a factor to a limited extent. Our view of competition has always been, it’s a healthy thing. Sometimes being the first in the door with the product is not always a good idea, and it’s nice to follow some others. Competition has a way of educating the marketplace on somebody else’s dime.

So there have been a handful of small competitors entering some of the new markets, but no major changes on the competitive front. There has been a little bit of consolidation as you may have seen — a couple deals over the past year.

And as I noted in my remarks, we continue to look at potential acquisitions ever mindful as we are of the discipline that’s necessary to make sure that the accounts were procured legitimately, that they’re in markets that we can supply and their systems are compatible with ours or don’t risk complicating the systems we already have developed.

Conor Ryan  — Deutsche Bank - Analyst

Okay. And then just lastly, I understand there’s issues of scale, et cetera with lower customer counts as result of the old facility kind of winding down, et cetera but just curious — I know on an adjusted basis for some of the timing issues gross profit was down for both natural gas and electricity. I was interested as to what you’re seeing on a per RCE basis? I mean, was gross profit per RCE down or up year-over-year?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

Well, I can tell you on a per unit basis it was fairly consistent. On a per RCE basis I don’t have the numbers right in front of me in terms of how we did because it’s not something that we typically would look at. We really just look at unit margins, and unit margins have remained consistent with what we’ve experienced in the prior year. And as I mentioned on the power side it’s actually slightly ahead of where we were last year.

Conor Ryan  — Deutsche Bank - Analyst

Okay, great. Thank you very much.

Jeff Mayer  — MXenergy Holdings Inc. - President, CEO

Thanks, Conor.

Operator

We have no further questions. I will now turn the call back over to Robi Artman-Hodge for any closing remarks.

Robi Artman-Hodge  — MXenergy Holdings Inc. - EVP

Thank you, Erica. If there are no further questions, I want to thank all of you for joining us today. A replay of this conference call will be available starting tomorrow for about 30 days at the Investor Relations link at www.mxholdings.com. Additionally, a transcript of today’s teleconference will be available within the next ten days via Investor Relations link also at www.mxholdings.com.

We appreciate your continued interest in MXenergy, and we look forward to having you on future calls with us. Thanks again.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. Everyone have a great day.

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